UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 15, 2011 (December 14, 2011)

Date of Report (Date of earliest event reported)

FIRST INDUSTRIAL REALTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13102	36-3935116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

311 S. Wacker Drive, Suite 3900

Chicago, Illinois 60606

(Address of principal executive offices, zip code)

(312) 344-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2011 (the “Closing Date”), First Industrial Realty Trust, Inc. (the “Company”), First Industrial, L.P. (the “Operating Partnership”), Wells Fargo Bank, N.A. and certain other lenders entered into an unsecured revolving credit agreement (the “New Credit Facility”). The New Credit Facility commitment is for an aggregate $450 million of revolving borrowings by the Operating Partnership, which the Company may request be increased by up to $50 million, subject to certain conditions, to an aggregate $500 million of revolving borrowings.

The New Credit Facility provides for interest-only payments initially at LIBOR plus 210 basis points or at a base rate plus 210 basis points, at the Operating Partnership’s election, based on the Company’s leverage ratio. The New Credit Facility matures on December 12, 2014, unless extended an additional one year at the Operating Partnership’s election, subject to certain conditions. The Company has fully and unconditionally guaranteed payment of borrowings under the New Credit Facility. The Operating Partnership intends to use the New Credit Facility for general business purposes, including, without limitation, working capital needs, repayment of indebtedness and the acquisition and development of property. Each of the Company and the Operating Partnership has had or may have with one or more of the lenders party to the New Credit Facility customary banking relationships through which a variety of financial services are, were or will be provided, including investment banking, underwriting, lending, commercial banking, treasury management, trustee and other advisory services, and for which such lenders will receive or have received customary fees and expenses. The description herein of the New Credit Facility is qualified in its entirety, and the terms therein are incorporated herein, by reference to the New Credit Facility filed as Exhibit 10.1 hereto.

The New Credit Facility replaces the Operating Partnership’s prior credit facility under that certain Sixth Amended and Restated Unsecured Revolving Credit and Term Loan Agreement dated as of October 22, 2010 among the Operating Partnership, the Company, JP Morgan Chase Bank, NA and the other lenders thereunder (the “Old Credit Facility”). The Old Credit Facility commitment was for a $200 million term borrowing, $100 million of which was paid off earlier in 2011, and an aggregate $200 million of revolving borrowings. For the term borrowing, the Old Credit Facility required interest-only payments through March 29, 2012 at LIBOR plus 325 basis points or at a base rate plus 225 basis points, at the Operating Partnership’s election. From March 30, 2012, until maturity, the Old Credit Facility would have required, in addition to the interest payments described above, quarterly principal payments of $10,000,000. For the revolving borrowings, the Old Credit Facility provided for interest-only payments at LIBOR plus 275 or at a base rate plus 175 basis points, at the Operating Partnership’s election.

Approximately $152 million of borrowings under the New Credit Facility were used to pay off and retire amounts outstanding under the Old Credit Facility on the Closing Date.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 14, 2011, the Company issued a press release with respect to the New Credit Facility. A copy of the press release is attached and incorporated by reference as Exhibit 99.1.

The information furnished in this report under this Item 7.01, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Unsecured Revolving Credit Agreement dated as of December 14, 2011 among the Operating Partnership, the Company, Wells Fargo Bank, N.A. and the other lenders thereunder

99.1	First Industrial Realty Trust, Inc. Press Release dated December 14, 2011 (furnished pursuant to Item 7.01).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Scott A. Musil
Name: Scott A. Musil
Title: Chief Financial Officer

Date: December 15, 2011